UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                     China Unistone Acquisition Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  16945P 10 8
                                  -----------
                                 (CUSIP Number)

                                December 31, 2004
             -------------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)
         |X|  Rule 13d-1(c)
         |_|  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16945P 10 8                    13G
--------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Woodland Partners
--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
           Number of              5     SOLE VOTING POWER
             Shares                     85,000 shares
          Beneficially         -------------------------------------------------
            Owned By              6     SHARED VOTING POWER
              Each                      0 shares
           Reporting           -------------------------------------------------
             Person               7     SOLE DISPOSITIVE POWER
              With                      85,000 shares
                               -------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER
                                        0 shares
 -------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  85,000 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      2.0%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN
--------------------------------------------------------------------------------

CUSIP No. 16945P 10 8                    13G
--------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Barry Rubenstein

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
           Number of              5     SOLE VOTING POWER
             Shares                     0 shares
          Beneficially         -------------------------------------------------
            Owned By              6     SHARED VOTING POWER
              Each                      259,000 shares
           Reporting           -------------------------------------------------
             Person               7     SOLE DISPOSITIVE POWER
              With                      0 shares
                               -------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER
                                        259,000 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  259,000 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      6.2%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN
--------------------------------------------------------------------------------

CUSIP No. 16945P 10 8                    13G
--------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               Marilyn Rubenstein

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
           Number of              5     SOLE VOTING POWER
             Shares                     0 shares
          Beneficially         -------------------------------------------------
            Owned By              6     SHARED VOTING POWER
              Each                      259,000 shares
           Reporting           -------------------------------------------------
             Person               7     SOLE DISPOSITIVE POWER
              With                      0 shares
                               -------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER
                                        259,000 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  259,000 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      6.2%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN
--------------------------------------------------------------------------------

CUSIP No. 16945P 10 8                    13G
--------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Woodland Venture Fund

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
           Number of              5     SOLE VOTING POWER
             Shares                     87,000 shares
          Beneficially         -------------------------------------------------
            Owned By              6     SHARED VOTING POWER
              Each                      0 shares
           Reporting           -------------------------------------------------
             Person               7     SOLE DISPOSITIVE POWER
              With                      87,000 shares
                               -------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER
                                        0 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  87,000 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      2.1%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN
--------------------------------------------------------------------------------

CUSIP No. 16945P 10 8                    13G
--------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Seneca Ventures
--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
           Number of              5     SOLE VOTING POWER
             Shares                     87,000 shares
          Beneficially         -------------------------------------------------
            Owned By              6     SHARED VOTING POWER
              Each                      0 shares
           Reporting           -------------------------------------------------
             Person               7     SOLE DISPOSITIVE POWER
              With                      87,000 shares
                               -------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER
                                        0 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  87,000 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      2.1%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN
--------------------------------------------------------------------------------

CUSIP No. 16945P 10 8                    13G
--------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Woodland Services Corp.

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
           Number of              5     SOLE VOTING POWER
             Shares                     0 shares
          Beneficially         -------------------------------------------------
            Owned By              6     SHARED VOTING POWER
              Each                      174,000 shares
           Reporting           -------------------------------------------------
             Person               7     SOLE DISPOSITIVE POWER
              With                      0 shares
                               -------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER
                                        174,000 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 174,000 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      4.1%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       CO
--------------------------------------------------------------------------------

ITEM 1.
                  (a)      Name of Issuer:
                           China Unistone Acquisition Corporation
                  (b)      Address of Issuer's Principal Executive Offices:
                           4 Columbus Circle
                           5th Floor
                           New York, New York 10019

ITEM 2.
1.                (a)      Name of Person  Filing:  Woodland  Partners
                  (b)      Address of Principal Business Office, or,
                           if none, Residence:
                                                    68 Wheatley Road
                                                    Brookville, New York 11545
                  (c)      Place of Organization:   New York
                  (d)      Title of Class of
                           Securities:              Common Stock,
                                                    $0.0001 par value per share
                  (e)      CUSIP Number:            16945P 10 8

2.                (a)      Name of Person  Filing:  Barry  Rubenstein
                  (b)      Address of Principal Business Office, or,
                           if none, Residence:
                                                    68 Wheatley Road
                                                    Brookville, New York 11545
                  (c)      Citizenship:             United States
                  (d)      Title of Class of
                           Securities:              Common Stock,
                                                    $0.0001 par value per share
                  (e)      CUSIP Number:            16945P 10 8

3.                (a)      Name of Person Filing:   Marilyn  Rubenstein
                  (b)      Address of Principal Business Office, or,
                           if none, Residence:
                                                    68 Wheatley Road
                                                    Brookville, New York 11545
                  (c)      Citizenship:             United States
                  (d)      Title of Class of
                           Securities:              Common Stock,
                                                    $0.0001 par value per share
                  (e)      CUSIP Number:            16945P 10 8

4.                (a)      Name of Person Filing:   Woodland  Venture Fund
                  (b)      Address of Principal Business Office, or,
                           if none, Residence:
                                                    68 Wheatley Road
                                                    Brookville, New York 11545
                  (c)      Place of Organization:   New York
                  (d)      Title of Class of
                           Securities:              Common Stock,
                                                    $0.0001 par value per share
                  (e)      CUSIP Number:            16945P 10 8

5.                (a)      Name of Person  Filing:  Seneca  Ventures
                  (b)      Address of Principal Business Office, or,
                           if none, Residence:
                                                    68 Wheatley Road
                                                    Brookville, New York 11545
                  (c)      Place of Organization:   New York
                  (d)      Title of Class of
                           Securities:              Common Stock,
                                                    $0.0001 par value per share
                  (e)      CUSIP Number:            16945P 10 8

6.                (a)      Name of Person Filing:    Woodland Services Corp.
                  (b)      Address of Principal Business Office, or,
                           if none, Residence:
                                                     68 Wheatley Road
                                                     Brookville, New York 11545
                  (c)      Place of Organization:    New York
                  (d)      Title of Class of
                           Securities:               Common Stock,
                                                     $0.0001 par value per share
                  (e)      CUSIP Number:             16945P 10 8

ITEM 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

                  (a) |_| Broker or dealer  registered  under  section 15 of the
                          Act (15 U.S.C.78o).

                  (b) |_| Bank as  defined  in  section  3(a)(6)  of the Act (15
                          U.S.C. 78c).

                  (c) |_| Insurance  company as  defined in section  3(a)(19) of
                          the Act (15 U.S.C. 78c).

                  (d) |_| Investment  company  as registered  under Section 8 of
                          the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                  (e) |_| An    investment    adviser    in    accordance   with
                          ss.240.13d-1(b)(1)(ii)(E).

                  (f) |_| An  employee   benefit   plan  or  endowment  fund  in
                          accordance with ss.240.13d-1(b)(1)(ii)(F).

                  (g) |_| A   parent   holding  company  or  control  person  in
                          accordance with ss.240.13d-1(b)(1)(ii)(G).

                  (h) |_| A savings  associations  as defined in Section 3(b) of
                          the Federal Deposit Insurance Act (12 U.S.C. 1813).

                  (i) |_| A church plan that is excluded from the  definition of
                          an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                  (j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP.

1. Woodland Partners:

     (a)  Amount Beneficially Owned: 85,000(1,2) shares.

     (b)  Percent of Class: 2.0%

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote: 85,000(1,2) shares.

          (ii) shared power to vote or to direct the vote: 0 shares.

          (iii)sole power to dispose or to direct the disposition of:
               85,000(1,2) shares.

          (iv) shared power to dispose or to direct the disposition of: 0 shares.

------------------------------
1    Includes 85,000 shares of Common Stock owned by Woodland Partners.
2 Does not include 112,000 shares of Common Stock issuable upon the exercise of the Warrants held by Woodland Partners.

2.                Barry Rubenstein:

                  (a)      Amount   Beneficially   Owned: 259,000(1,2,3,4,5,6,7)
                           shares. Barry Rubenstein is a general partner of Seneca Ventures, Woodland Venture Fund and Woodland Partners and an officer and director of Woodland Services Corp. Mr. Rubenstein is the husband of Marilyn Rubenstein.

                  (b)      Percent of Class: 6.2%

                  (c)      Number of shares as to which  such  person  has:

                           (i)      sole power to vote or to direct the vote:  0
                                    shares.

                           (ii)     shared  power to vote or to direct the vote:
                                    259,000(1,2,3,4,5,6,7) shares.

                           (iii) sole power to dispose or to direct the disposition of: 0 shares.

                           (iv)     shared  power to  dispose  or to direct  the
                                    disposition   of:   259,000(1,2,3,4,5,6,7)
                                    shares.

3.                Marilyn Rubenstein:
                  (a)      Amount   Beneficially   Owned: 259,000(1,2,3,4,5,6,7)
                           Marilyn Rubenstein is a general partner of Woodland Partners and an officer of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein.

                  (b)      Percent of Class: 6.2%

                  (c)      Number of shares as to which  such  person  has:

                           (i)      sole power to vote or to direct the vote:  0
                                    shares.

                           (ii)     shared  power to vote or to direct the vote:
                                    259,000(1,2,3,4,5,6,7) shares.

                           (iii) sole power to dispose or to direct the disposition of: 0 shares.

                           (iv) shared power to dispose or to direct the disposition of: 259,000 (1,2,3,4,5,6,7)
                                    shares.


4.                Woodland Venture Fund:

                  (a)      Amount Beneficially Owned: 87,000(3,4) shares.

                  (b)      Percent  of  Class: 2.1%

                  (c)      Number of shares as to which such person has:

                           (i)      sole  power to vote or to  direct  the vote:
                                    87,000(3,4) shares.

                           (ii)     shared  power to vote or to direct the vote:
                                    0 shares.

                           (iii) sole power to dispose or to direct the disposition of: 87,000(3,4) shares.

                           (iv) shared power to dispose or to direct the disposition of: 0 shares.

5                 Seneca Ventures:

                  (a)      Amount Beneficially Owned: 87,000(5,6) shares.

                  (b)      Percent of Class: 2.1%

                  (c)      Number of shares as to which such person has:

                           (i)      sole  power to vote or to  direct  the vote:
                                    87,000(5,6) shares.

                           (ii)     shared  power to vote or to direct the vote:
                                    0 shares.

                           (iii) sole power to dispose or to direct the disposition of: 87,000(5,6) shares.

                           (iv) shared power to dispose or to direct the disposition of: 0 shares.

------------------------------
3    Includes 87,000 shares of Common Stock owned by Woodland Venture Fund.
4 Does not include 116,000 shares of Common Stock issuable upon the exercise of the Warrants held by Woodland Venture Fund.
5    Includes 87,000 shares of Common Stock owned by Seneca Ventures.
6 Does not include 116,000 shares of Common Stock issuable upon the exercise of the Warrants held by Seneca Ventures.
7 The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

6.                Woodland Services Corp.:

                  (a) Amount Beneficially Owned: 174,000(3,4,5,6,7) shares. Woodland Services Corp. is a general partner of Seneca Ventures and Woodland Venture Fund.

                  (b)      Percent of Class: 4.1%

                  (c)      Number of shares as to which  such  person  has:

                           (i)      sole power to vote or to direct the vote:  0
                                    shares.

                           (ii)     shared  power to vote or to direct the vote:
                                    174,000(3,4,5,6,7) shares.

                           (iii) sole power to dispose or to direct the disposition of: 0 shares.

                           (iv) shared power to dispose or to direct the disposition of: 174,000(3,4,5,6,7) shares.

                  Exhibit A, a Joint Filing Agreement, was previously filed with a Schedule 13G, dated November 26, 2004.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

INSTRUCTION:      Dissolution of a group requires a response to this item.

ITEM 6.           OWNERSHIP   OF   MORE  THAN  FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

ITEM 10.          CERTIFICATION.

                  (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                           By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated:  January 14, 2005
                                      WOODLAND VENTURE FUND


                                      By:/s/ BARRY RUBENSTEIN
                                         ---------------------------------------
                                           Barry Rubenstein, a General Partner


                                      SENECA VENTURES


                                      By:/s/ BARRY RUBENSTEIN
                                         ---------------------------------------
                                           Barry Rubenstein, a General Partner

                                      WOODLAND PARTNERS


                                      By:/s/ BARRY RUBENSTEIN
                                         ---------------------------------------
                                           Barry Rubenstein, a General Partner

                                      WOODLAND SERVICES CORP.


                                      By:/s/ BARRY RUBENSTEIN
                                         ---------------------------------------
                                           Barry Rubenstein, President


                                      /s/ BARRY RUBENSTEIN
                                         ---------------------------------------
                                           Barry Rubenstein

                                      /s/ MARILYN RUBENSTEIN
                                         ---------------------------------------
                                          Marilyn Rubenstein


ATTENTION: INTENTIONAL  MISSTATEMENTS  OR OMISSIONS OF FACT  CONSTITUTE  FEDERAL
           CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)